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                                                EXHIBIT 23.1

                INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form S-8 of American Power Conversion Corporation and related prospectus pertaining to the 1993 Non-Employee Director Stock Option Plan, the 1997 Non-Employee Director Stock Option Plan, the 1997 Stock Option Plan and the 1997 Employee Stock Purchase Plan of our report dated February 10, 1997, relating to the consolidated balance sheets of American Power Conversion Corporation as of December 31, 1996 and 1995, and related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1996, and related schedule, which report appears in the 1996 annual report on Form 10-K of American Power Conversion Corporation.


                              (signed) KPMG Peat Marwick LLP

Providence, Rhode Island
July 29, 1997